Exhibit 21
Subsidiaries of the Company

OPEX International, Inc.
   New York

Hydra Commodity Services, Inc.
   New York

*Opex International, Inc. was dissolved in December 2009 and Hydra Commodity Services, Inc. was dissolved in January 2010.